EXHIBIT 99.1

CONTACTS:

Christopher Payan
Chief Executive Officer
(516) 390-2134

Investor Relations: Leigh Parrish/Rachel Albert
Media Relations: Melissa Merrill
Financial Dynamics
212-850-5600

FOR IMMEDIATE RELEASE

EMERGING VISION ANNOUNCES MANAGEMENT CHANGE

Garden City, NY, December 7, 2005 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today announced that Myles Lewis was recently appointed sole Chief Operating Officer of Emerging Vision, Inc. In this role, Mr. Lewis will now be fully responsible for managing the Company’s existing day-to-day operations, as well as for driving the implementation of new strategic business initiatives. Prior to this appointment, Mr. Lewis served as Co-Chief Operating Officer with Samuel Herskowitz. Mr. Herskowitz will continue to serve as Chief Marketing Officer of the Company.

Christopher Payan, Chief Executive Officer of Emerging Vision, commented that “Myles has played an instrumental role in implementing our operational improvement strategy over the past three years. We are grateful for his contributions to the implementation of better franchise systems, enhancing relationships with franchisees and the enforcement of franchise agreements. We completed this change to our management team to more fully align both Myles’ and Sam’s strengths with the anticipated needs of the Company going forward. We feel that, with this change, the Company will benefit more strongly from Myles’ knowledge and experience in operations within the eye care industry. We are confident that, through the combination of our turnaround efforts and dedicated management team, we are well positioned to continue to grow the Company and maximize shareholder value.”

About Emerging Vision

Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 160 franchised and company-owned stores located across 18 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are discussed in detail in Form 10-K for the fiscal year ended December 31, 2004.  Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.